  Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement of our report dated November 27, 2017, relating to the financial statements of Bitzumi, Inc., which appear in such Offering Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey
January 19, 2018